UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 200549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2005

New Horizons Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17840	22-2941704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 S. State College Blvd., Suite 200, Anaheim, CA	92806
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 940-8000

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

General

On November 9, 2005 (the “Execution Date”), New Horizons Computer Learning Centers of Metropolitan New York, Inc., a Delaware corporation and indirect subsidiary of the Registrant (“NH Metropolitan”), and NHNY Acquisition Corp., Inc., a Delaware corporation and wholly-owned subsidiary of NH Metropolitan (“NHNY”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with the owners (the “Sellers”) of all of the issued and outstanding capital stock (“Stock”) of Training Solutions, Inc., a New York corporation (“Training Solutions”), pursuant to which NHNY will purchase from the Sellers all of the issued and outstanding Stock of Training Solutions (the “Stock Purchase”) for an aggregate purchase price of $500,000 (the “Purchase Price”). On November 10, 2005, NHNY paid the Sellers 15% of the Purchase Price and deposited the remainder of the Purchase Price in an escrow account.

Conditions to Closing

The consummation of the transactions contemplated by the Stock Purchase Agreement (the “Closing”) is subject to certain conditions, including customary closing deliveries. The obligations of NHNY under the Stock Purchase Agreement are subject to satisfaction or waiver of the following significant conditions:

•	no pending or threatened litigation, claim or investigation against Training Solutions;

•	no pending or threatened claim by a person other than the Sellers that such person is the beneficial owner or has the right to acquire beneficial ownership of the Stock of Training Solutions or any other ownership interest in Training Solutions;

•	accuracy of representations and warranties made by the Sellers;

•	resignation of each director and officer of Training Solutions;

•	approval and consent from all applicable governmental authorities and regulatory authorities;

•	termination or freeze of Training Solutions’ defined benefit plan;

•	approval from the Registrant’s senior lender;

•	completion of certain financial ratio tests on Training Solutions; and

•	execution of a non-compete agreement by the Sellers.

The obligations of the Sellers under the Stock Purchase Agreement are subject to satisfaction or waiver of the following significant conditions:

•	no pending or threatened suit, claim or action seeking to prohibit the transactions contemplated by the Stock Purchase Agreement;

•	accuracy of representations and warranties made by NHNY and NH Metropolitan; and

•	delivery of instructions to escrow agent authorizing the release of the unpaid Purchase Price to the Sellers.

Representations and Warranties; Indemnification

The Sellers, NHNY and NH Metropolitan each have made customary representations and warranties in the Stock Purchase Agreement, which will survive the Closing. The Stock Purchase Agreement provides for the Sellers and NHNY to indemnify the other, as well their respective affiliates, against losses in excess of $25,000 arising generally from the breach of representations and warranties made by the other party. The representations and warranties of each party set forth in the Stock Purchase Agreement have been made solely for the benefit of specified parties to the Stock Purchase Agreement (on the terms set forth in the Stock Purchase Agreement) and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties have been qualified by disclosure schedules, which the Sellers, NHNY and NH Metropolitan have exchanged in connection with the signing of the Stock Purchase Agreement, and cannot be the basis for any claims under the Stock Purchase Agreement by a party after termination of the Stock Purchase Agreement.

Termination of the Merger Agreement

The Stock Purchase Agreement generally will terminate before the Closing, without further liability to either party, in the following cases:

1.	If any of the Closing conditions remain unsatisfied on May 15, 2006 (the “Target Closing Date”), or July 15, 2006 (the “Extended Closing Date”) if the parties are working together in good faith to satisfy any such unsatisfied Closing conditions;

2.	If, before February 15, 2006, NHNY seeks and fails to obtain the approval from the Registrant’s senior lender to perform the transactions contemplated by the Stock Purchase Agreement; and

3.	If, between February 15, 2006 and the Target Closing Date or the Extended Closing Date, which ever is applicable, NHNY satisfies all of its closing conditions except for obtaining the approval from the Registrant’s senior lender to perform the transactions contemplated by the Stock Purchase Agreement, in which case the Sellers are entitled to receive 25% of the Purchase Price as a termination fee.

Additionally, Training Solutions and the Sellers each have agreed not to, and to cause its officers, directors, advisors and representatives not to, consider, solicit or negotiate on behalf of the Sellers of Training Solutions, or provide or cause to be provided information to a third-party in connection with, any proposal or offer from a third-party with respect to the acquisition of Training Solutions, all or substantially all of its assets, or any business combination involving Training Solutions, during the period between the Execution Date and the Closing.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated November 9, 2005, among NHNY Acquisition Corp., Inc., New Horizons Computer Learning Centers of Metropolitan New York, Inc., Henry Stern and Adele Stern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HORIZONS WORLDWIDE, INC.

Date November 10, 2005	By	/s/ Jeffrey S. Cartwright
Jeffrey S. Cartwright
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated November 9, 2005, among NHNY Acquisition Corp., Inc., New Horizons Computer Learning Centers of Metropolitan New York, Inc., Henry Stern and Adele Stern.